SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

        Date of Report (Date of Earliest Event Reported): December 7, 1999

                     PIONEER AMERICAN HOLDING COMPANY CORP.
             (Exact name of registrant as specified in its charter)

         Pennsylvania                    000-14506                23-2319931
(State or other jurisdiction of    (Commission File Number)   (I.R.S. Employer
         incorporation)                                      Identification No.)




              41 North Main Street, Carbondale, Pennsylvania 18407
                (Address of principal executive offices/Zip Code)



Registrant's telephone number, including area code:  (570) 282-2662

Former name, former address, and former fiscal year, if changed since last report: N/A











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Item 5.  Other Events.

         On December 8, 1999, Pioneer American Holding Company Corp. ("Pioneer American") issued a joint press release, the text of which is attached hereto as
Exhibit 99.1 and incorporated herein in its entirety, reporting that NBT Bancorp. Inc., the parent company of NBT Bank, N.A., and Pioneer American Holding Company Corp., the parent company of Pioneer American Bank, N.A., announced that they have entered into a definitive agreement of merger. The merger is subject to the approval of each company's shareholders and of banking regulators.

The merger is expected to close in the second quarter of 2000 and is intended to be accounted for as a pooling-of-interests and to qualify as a tax-free exchange for Pioneer American shareholders. Shareholders of Pioneer American will receive a fixed ration of 1.805 shares of NBT Bancorp Inc. common stock for each share exchanged. NBT Bancorp Inc. ("NBT") will issue approximately 5.2 million shares and share equivalents in exchange for all of the Pioneer American common stock and share equivalents outstanding. The transaction is valued at $84.48 million or $29.33 per share for the outstanding common shares of Pioneer American based on the December 7 closing price of $16.25 for NBT common stock. Pioneer American has provided NBT an option to acquire up to 569,997 shares of Pioneer American's common stock (equivalent to 19.9% of Pioneer American's common stock currently outstanding) exercisable in the event of certain circumstances involving transactions with third parties, acts of third parties, or break-up of the merger agreement.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

The following exhibit is filed herewith:

Exhibit Number                Description
99.1                          Registrant's press release, dated December 8, 1999


                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         PIONEER AMERICAN HOLDING COMPANY CORP.


Date: December 10, 1999             By: /s/ John W. Reuther
                                        John W. Reuther
                                        President and Chief Executive Officer